[LOGO] AMERICAN FINANCIAL
                                  REALTY TRUST

AT THE COMPANY                 FRB / WEBER SHANDWICK
Muriel Lange                   Claire Koeneman        Joe Calabrese
Investor Relations             (Analyst Info)         (General Info)
(215) 887-2280                 (312) 640-6745         (212) 445-8434
Email: mlange@afrt.com

                   AMERICAN FINANCIAL REALTY TRUST ANNOUNCES
                           2004 SECOND QUARTER RESULTS

JENKINTOWN, Pa., July 30, 2004 - American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today reported financial results for the quarter ended June 30, 2004.

Highlights

o Revenues increased 14%, to $72.4 million in the second quarter of 2004, from $63.5 million in the first quarter of 2004.

o AFFO increased 22%, to $31.8 million in the second quarter of 2004, from $26.1 million in the first quarter of 2004.

o During the second quarter of 2004, AFR acquired 12 properties and one leasehold interest, containing an aggregate of approximately 710,000 square feet, for an aggregate purchase price of approximately $145.3 million. Second quarter 2004 acquisitions included 215 Freemont Street, a 373,000 square foot Class "A" office building in San Francisco that is 100% leased for 20 years by Charles Schwab & Co.

o During the second quarter, AFR disposed of 16 properties, containing an aggregate of approximately 661,000 square feet, for gross proceeds of approximately $60.2 million. The Company realized a net gain, after payment of yield maintenance charges associated with the sales of two properties, of $2.8 million.

o On June 24, 2004, AFR announced the sale of $300 million in 4.375% Convertible Senior Notes due 2024. The Notes are convertible into common shares of AFR at an initial conversion price of $17.84. The sale of the Notes was completed on July 9, 2004.

o AFR paid a quarterly dividend of $0.25 per share on July 15, 2004 to shareholders of record on July 7, 2004. At the same time, the Company's Operating Partnership paid a distribution of $0.25 per unit to OP unitholders.

2004 Second Quarter Results

For the quarter ended June 30, 2004, the Company reported funds from operations ("FFO") of $23.8 million, or $0.21 per diluted share, on total revenues of $72.4 million. The Company had weighted average diluted common shares and OP Units outstanding of approximately 115.4 million for the quarterly period. The Company calculates FFO as net income (loss) before minority interest in the Company's Operating Partnership, computed in accordance with generally accepted accounting principles ("GAAP"), including gains or losses from sales of properties, plus real estate related depreciation and amortization (excluding amortization of deferred costs). FFO for the second quarter increased 48% and FFO per share increased 47%, as compared to the first quarter of 2004.

The Company reported adjusted funds from operations ("AFFO") of $31.8 million for the second quarter. The Company defines AFFO as FFO adjusted (i) for recurring capital expenditures such as tenant improvements and leasing commissions, (ii) for the amortization or accrual of various deferred costs and
(iii) to reverse the effects of straightlining of rental and fee income. The Company is not permitted to report AFFO on a per share basis. Please see "Non-GAAP Financial Measures" below for a further description of the Company's use of FFO and AFFO.

The Company reported a net loss for the second quarter of $1.7 million, or $0.02 per share, as compared to a net loss of $4.3 million, or $0.05 per share, in the first quarter.

"We are very pleased with our strong financial performance in the second quarter," said Nicholas S. Schorsch, president and chief executive officer of American Financial. "Adjusted funds from operations increased significantly over the first quarter, reflecting the continued growth in our portfolio and the successful integration of acquired properties."

2004 Second Quarter Acquisitions

American Financial completed approximately $145.3 million in property and leasehold acquisitions during the second quarter, increasing total real estate assets (including net real estate-related intangible assets) at cost to approximately $2.6 billion. On June 24, 2004, American Financial completed the acquisition of property and leasehold interest totaling approximately 661,000 square feet from Charles Schwab & Co., Inc. ("Schwab"). The acquisition included the purchase, for $135.7 million, of 215 Freemont Street, a 373,000 square foot Class "A" office building in San Francisco that is 100% leased for 20 years on a "bond net" basis by Schwab. The Company also acquired Schwab's leaseholds on 288,000 square feet of vacant space at the Class "A" Harborside Financial Center building in Jersey City, New Jersey.

In addition, the Company acquired 11 bank branches, aggregating over 48,000 square feet, in the second quarter. Ten of the branches were acquired through the Company's formulated price contracts with Bank of America and Wachovia Bank, while the remaining branch was acquired from a third-party seller. The branches are located in the states of Florida, Georgia, Washington, Tennessee and Virginia. The Company's total purchase price for the acquired branches was $9.6 million.

2004 Second Quarter Dispositions

In the second quarter, AFR completed the sale of 16 non-core properties, aggregating approximately 661,000 square feet, for gross proceeds of $60.2 million. The properties sold included 12 bank branches and four office buildings. Eleven of the 12 bank branches were vacant at sale, while the average occupancy of the office buildings at sale was 34%. The Company realized a net gain, after payment of yield maintenance charges in connection with the sales of two properties, of $2.8 million. In the second quarter, the Company also recognized impairment charges, totaling $1.6 million, on properties that are being held for sale. Netting these impairment charges against gains reduces the net gain further, to approximately $1.2 million.

"The sale of vacant and non-core real estate is a key element of our business strategy," said Mr. Schorsch. "Our ability to efficiently dispose of non-core properties allows us the flexibility to acquire portfolios which include vacant, or soon to be vacant, buildings."

Pending Acquisitions

The Company currently has pending acquisitions totaling approximately $1.2 billion, as follows:

Wachovia Portfolio. On May 10, 2004, the Company agreed to acquire a portfolio of 150 properties, totaling approximately 8.2 million square feet, from Wachovia Bank for an aggregate purchase price of approximately $546 million. The portfolio includes bank branches and both large and small office buildings, concentrated principally in the Eastern United States. AFR is completing its due diligence investigation of the portfolio and expects to complete the acquisition in the third or early fourth quarter of 2004. The Company has negotiated $300 million in seven year secured financing on the Wachovia portfolio and has locked in a rate of 6.15% to 6.25% on a forward basis, assuming closing of the loan in September or October. The financing is scheduled to close on or about the date that AFR acquires the portfolio.

Bank of America Portfolio. On May 7, 2004, the Company entered into a letter of understanding with Bank of America to purchase a portfolio of 263 properties, aggregating 7.5 million square feet, for an aggregate purchase price of approximately $547 million. The letter of understanding contemplates that certain properties may be added to, and others subtracted from, the portfolio before a purchase and sale agreement is finalized and the transaction is completed. The Company is currently negotiating with Bank of America on the purchase and sale agreement and expects to complete the acquisition late in the third or early fourth quarter of 2004.

"Landlord of Choice." On April 19, 2004, the Company announced the first acquisition contract under its new "landlord of choice" program, through which the Company will acquire newly-developed office buildings and bank branches pre-leased to financial institutions. The Company has signed agreements to purchase three office buildings, aggregating 531,000 square feet, being developed by Koll Development, LLC and leased for an initial term of 15 years by a major money center bank. The purchase price for the properties will be between $85.6 million and $88.6 million, depending on the construction requirements of the lessee, and the properties are expected to be delivered in the fourth quarter of 2004. AFR has negotiated $67 million in 15-year secured financing on the portfolio and has locked in a fixed rate of 6.35% on a forward basis. The financing is scheduled to close concurrently with AFR's acquisition of the portfolio.

"Our pending acquisitions, representing over 16 million square feet of space, will nearly double the size of our portfolio and further strengthen our relationships with major banking tenants, including Bank of America and Wachovia," said Mr. Schorsch. "We are excited about these transactions and look forward to maximizing value in the acquired portfolios through leasing and selective disposition strategies."

"We have worked closely with our lending partners on financing packages for both the Wachovia and Koll transactions," said Robert Delany, AFR's senior vice president for capital markets and corporate strategies. "We are currently working to complete the financing for the Bank of America transaction and should have it in place well in advance of closing."

Portfolio and Tenant Overview

As of June 30, 2004, the Company owned or held leasehold interests in 580 properties located in 28 states and Washington, D.C. The portfolio consisted of 362 bank branches and 218 office buildings, containing an aggregate of approximately 18.3 million square feet.

As of June 30, 2004, 90.7% of the Company's annualized contractual rent was derived from financial institutions and 87.5% was derived from tenants with corporate credit ratings of "A" or better, as reported by Standard & Poor's. Additionally, as of June 30, 2004, 91.4% of the Company's annualized contractual rent was derived from triple net or bond net leases or from other similar leases where the Company's exposure to operating expenses is capped at an amount which has been or, the Company expects, will be reached in the near future.

The following table provides additional details on the portfolio:



--------------------------------------- ------------------- --------------------
                                               As of               As of
                                           June 30, 2004       March 31, 2004
--------------------------------------- ------------------- --------------------
Number of Properties                            580                 583
--------------------------------------- ------------------- --------------------
-- Branches                                     362                 363
--------------------------------------- ------------------- --------------------
-- Office Buildings                             218                 220
--------------------------------------- ------------------- --------------------
Number of States                              28 & DC             28 & DC
--------------------------------------- ------------------- --------------------
Total Square Feet                           18,324,294           18,248,294
--------------------------------------- ------------------- --------------------
-- Branches                                  1,873,707           1,887,515
--------------------------------------- ------------------- --------------------
-- Office Buildings                         16,450,587           16,360,779
--------------------------------------- ------------------- --------------------
Overall Occupancy                              84.3%               87.7%
--------------------------------------- ------------------- --------------------
-- Branches                                    84.9%               82.4%
--------------------------------------- ------------------- --------------------
-- Office Buildings                            84.3%               88.3%
--------------------------------------- ------------------- --------------------
% Rent from Financial Institutions             90.7%               90.4%
--------------------------------------- ------------------- --------------------
% Rent from "A" Rated Tenants                  87.5%               87.1%
--------------------------------------- ------------------- --------------------
% Rent from Net Leases                         91.4%               90.4%
--------------------------------------- ------------------- --------------------
Lease Expirations (within 1 year)              2.0%                 1.0%
--------------------------------------- ------------------- --------------------
Average Remaining Lease Term (years)           15.1                 14.9
--------------------------------------- ------------------- --------------------





While the Company's major portfolio metrics - credit tenancy, financial institution tenancy and net lease tenancy - improved in the second quarter, portfolio occupancy declined from 87.7% to 84.3%. The decline in occupancy principally reflects the return of approximately 413,000 square feet leased on a short term basis to Bank of America and the Company's acquisition of leasehold interests in 288,000 square feet of vacant space from Schwab. Additionally, on June 10, 2004, the Company received back approximately 654,000 of space in the Dana Portfolio leased to Bank of America. The return of this space was required under the Company's lease with Bank of America, but did not reduce Bank of America's annual rental obligation for the Dana Portfolio, which totals $40.3 million annually through 2010. Of the 654,000 in space returned, 402,000 square feet is currently leased, while the remaining 252,000 square feet is vacant.

Glenn Blumenthal, AFR's chief operating officer, said, "Our quarter-end occupancy numbers were impacted by a large amount of new vacancy that was added to our portfolio in the last three weeks of the quarter. Excluding this space, which we have had only a minimal opportunity to lease, occupancy in the portfolio would have been 89.0% at June 30."

As of June 30, 2004, the Company's three largest tenants were Bank of America, State Street Corporation and Wachovia Bank, representing 41.6%, 26.0% and 9.9% of contractual rents, respectively. Bank of America, State Street Corporation and Wachovia Bank have corporate credit ratings of AA-, AA and A+, respectively, as reported by Standard & Poor's.

Balance Sheet

On June 24, 2004, the Company announced the sale of $300 million in 4.375% Convertible Senior Notes due 2024 (the "Notes"). The Notes are convertible into the Company's common shares at an initial conversion price of $17.84. The sale of the Notes was completed on July 9, 2004. The Company intends to use the proceeds of the sale of the Notes, along with available cash and secured borrowings, principally to complete pending acquisitions.

Subsequent to the closing of the second quarter, the Company completed a $133.9 million credit tenant lease financing on 215 Freemont Street in San Francisco. This 20-year financing, at an all-in fixed rate of 6.06% (following an initial six month period when the loan will float at LIBOR + 1.25%), locks in a positive spread of 1.87%, or over $2.5 annually, on the Company's $135.7 million purchase price for the property.

In June 2004, the Company completed the refinancing of its Three Beaver Valley Road property in Wilmington, Delaware. The Three Beaver Valley Road financing is for a term of ten years at a fixed interest rate of 5.06%. Also in June, the Company borrowed $29.5 million under its $300 million secured line of credit with Deutsche Bank, representing the Company's first borrowings under this facility. The outstanding line of credit borrowings bear interest at LIBOR + 1.75% and, apart from approximately $8 million in individual property mortgages, are the Company's only permanent floating rate borrowings. In April 2004, the Company completed the financing of its Bank of America Plaza property in St. Louis. The Bank of America Plaza loan is for a term of five years at a fixed interest rate of 4.55%.

As of June 30, 2004 (and excluding the sale of the Convertible Senior Notes and the credit tenant lease financing on 215 Freemont Street), the Company had total indebtedness of approximately $1.56 billion, with an average remaining term of
12.2 years and an average interest rate of 5.49%. As of the same date, the Company had a ratio of net debt (debt less unrestricted cash and marketable investments) to total market capitalization of approximately 47% and a ratio of net debt to total real estate assets and real estate intangibles (at cost) of approximately 57%.

"Our recent and pending financings reflect AFR's commitment to long-term, fixed rate debt," said James Ratner, senior vice president and chief financial officer. "We believe that the high quality and security of our cash flow stream should be matched with debt that locks in a positive spread, with limited risk, for many years."

Second Quarter Dividend

American Financial declared a dividend of $0.25 per share on the Company's common shares of beneficial interest for the second quarter of 2004. The dividend was paid on July 15, 2004, to shareholders of record on July 7, 2004. At the same time, the Company's Operating Partnership paid a distribution of $0.25 per unit to OP unitholders.

Conference Call

Management will conduct a conference call and audio webcast at 10:00 am ET on July 30, 2004 to review the Company's quarterly results. The conference call dial-in number is 303-262-2075. The audio webcast will be available to the public, on a listen-only basis, via the Investor Relations section of the Company's website at www.afrt.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

A replay of the conference call will be available through August 6, 2004 by dialing 303-590-3000, passcode 11003507. An online archive of the webcast will be available through August 31, 2004 by accessing the Company's website at www.afrt.com.

Supplemental Quarterly Financial and Operating Data

American Financial publishes supplemental quarterly financial and operating data, which can be found under the Investor Relations section of the company's website at www.afrt.com. These materials are also available via e-mail by calling 312-640-6770.

Non-GAAP Financial Measures

The Company believes that FFO is helpful to investors as a measure of the Company's performance as an equity REIT because it provides investors with an understanding of our operating performance and profitability. In addition, because this measure is commonly used in the REIT industry, the Company's use of FFO may assist investors in comparing our performance with that of other REITs. AFFO is a computation often made by REIT industry analysts and investors as a supplemental measure of a real estate company's cash flow generated from operations. The Company believes that AFFO is helpful to investors as a measure of our liquidity position, because, along with cash flows from operating activities, this measure provides investors with an understanding of our ability to pay dividends. In addition, because this measure is commonly used in the REIT industry, the Company's use of AFFO may assist investors in comparing our liquidity position with that of other REITs. The Company's calculations of FFO and AFFO differ from the methodologies for calculating FFO and AFFO utilized by certain other equity REITs and, accordingly, may not be comparable to such REITs.

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company's website at www.afrt.com.

Forward-Looking Statements

The forward-looking statements contained in this release are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings and changes in real estate and general market conditions. American Financial does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

                        AMERICAN FINANCIAL REALTY TRUST

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               Three and Six Months Ended June 30, 2004 and 2003
              (Unaudited and in thousands, except per share data)

                                                                            Three Months Ended June 30,  Six Months Ended June 30,
                                                                            ---------------------------  -------------------------
                                                                                 2004          2003          2004         2003
                                                                             -------------  ----------    ----------   ----------
Revenues:
    Rental income ..........................................................   $  54,365    $  16,211     $ 100,072    $  28,305
    Operating expense reimbursements .......................................      16,624        2,476        33,582        4,823
    Interest income ........................................................         602          180         1,436        1,157
    Other income ...........................................................         790          506           818          549
                                                                               ---------    ---------     ---------    ---------
            Total revenues .................................................      72,381       19,373        34,834      135,908
                                                                               ---------    ---------     ---------    ---------
Expenses:
    Property operating expenses ............................................      28,400        4,477        52,112        8,260
    General and administrative .............................................       7,628        3,551        14,786        6,025
    Outperformance plan--cash component ....................................         (83)       1,542          --          1,542
    Outperformance plan--contingent restricted share component .............      (4,263)         124        (4,474)         124
    Severance and related accelerated amortization of deferred compensation         --           --           1,857         --
    Interest expense on mortgages and other debt ...........................      17,962        5,593        33,829       10,355
    Depreciation and amortization ..........................................      25,560        8,725        45,777       14,803
                                                                               ---------    ---------     ---------    ---------
            Total expenses .................................................      75,204       24,012        41,109      143,887
                                                                               ---------    ---------     ---------    ---------
    Loss before net interest income on residential mortgage-backed securities, net loss on investments, minority interest and
       discontinued operations .............................................      (2,823)      (4,639)       (7,979)      (6,275)
                                                                               ---------    ---------     ---------    ---------
Interest income from residential mortgage-backed securities, net of expenses        --          2,144          --          9,016

Interest expense on reverse repurchase agreements ..........................        --         (1,540)         --         (4,355)
                                                                               ---------    ---------     ---------    ---------
    Net interest income on residential mortgage-backed securities ..........        --            604          --          4,661
                                                                               ---------    ---------     ---------    ---------
Net loss on investments ....................................................        (214)     (10,330)         (402)      (9,241)
                                                                               ---------    ---------     ---------    ---------
    Loss from continuing operations before minority interest ...............      (3,037)     (14,365)       (8,381)     (10,855)
Minority interest ..........................................................         263        1,360           502        1,064
                                                                               ---------    ---------     ---------    ---------
    Loss from continuing operations ........................................      (2,774)     (13,005)       (9,791)      (7,879)
                                                                               ---------    ---------     ---------    ---------
Discontinued operations:
    Loss from operations before yield maintenance fees, net of minority interest of $102, $19, $76 and $55 for the three and
       six months ended June 30, 2004 and 2003, respectively ...............      (1,743)        (177)       (1,306)        (528)
    Yield maintenance fees, net of minority interest of $173, $0, $173 and
       $0 for the three and six months ended June 30, 2004 and
       2003, respectively ..................................................      (2,937)        --          (2,937)        --
    Net gains on disposals, net of minority interest of $339, $34, $363 and
       $35 for the three and six months ended June 30,
       2004 and 2003, respectively .........................................       5,765          326         6,178          336
                                                                               ---------    ---------     ---------    ---------
    Income (loss) from discontinued operations .............................       1,085          149         1,935         (192)
                                                                               ---------    ---------     ---------    ---------
Net loss ...................................................................   $  (1,689)   $ (12,856)    $  (5,944)   $  (9,983)
                                                                               =========    =========     =========    =========
Basic income (loss) per share:
    From continuing operations .............................................   $   (0.03)   $   (0.30)    $   (0.08)   $   (0.23)
    From discontinued operations ...........................................        0.01         --            0.02         --
                                                                               ---------    ---------     ---------    ---------
            Total basic loss per share .....................................   $   (0.02)   $   (0.30)    $   (0.06)   $   (0.23)
                                                                               =========    =========     =========    =========
Diluted income (loss) per share
    From continuing operations .............................................   $   (0.03)   $   (0.30)    $   (0.08)   $   (0.23)
    From discontinued operations ...........................................        0.01         --            0.02         --
                                                                               ---------    ---------     ---------    ---------
            Total diluted loss per share ...................................   $   (0.02)   $   (0.30)    $   (0.06)   $   (0.23)
                                                                               =========    =========     =========    =========

Set forth below is a reconciliation of our calculations of FFO and AFFO to net loss (amounts in thousands):


                                                                        Three Months Ended June 30,  Six Months Ended June 30,
                                                                        ---------------------------  -------------------------
                                                                             2004          2003          2004         2003
                                                                        ---------------------------  -------------- ----------
Funds from operations:
      Net loss ......................................................     $ (1,689)     $(12,856)     $ (5,944)     $ (9,983)
      Minority interest in operating partnership ....................         (107)       (1,314)         (263)       (1,013)
      Depreciation and amortization .................................       25,408         8,857        45,706        14,756
      Amortization of fair market rental adjustment, net ............          217          (172)          467          (265)
                                                                          --------      --------      --------      --------
      Funds from operations .........................................     $ 23,829      $ (5,485)     $ 39,966      $  3,495
                                                                          --------      --------      --------      --------
          Funds from operations per share (diluted) .................     $   0.21      $  (0.13)     $   0.35      $   0.07
                                                                          --------      --------      --------      --------
Adjusted funds from operations:
      Funds from operations .........................................     $ 23,829      $ (5,485)     $ 39,966      $  3,495
      Straightline rental income, net ...............................        5,209         5,167        10,586        10,567
      Straightline fee income, net ..................................        3,986          --           3,986          --
      Tenant improvements and leasing commissions ...................         (272)         (215)         (381)         (465)
      Amortization of deferred costs ................................          925           473         1,746         1,207
      Severance and accelerated amortization of deferred compensation         --            --           1,857          --
      Amortization of deferred compensation .........................        2,358           299         4,612           474
      Realized loss on sales of investments, net ....................         --          10,243          --           9,154
      Accrual for Outperformance Plan-contingent restricted share
         component ..................................................       (4,263)         --          (4,474)         --
                                                                          --------      --------      --------      --------
          Adjusted funds from operations ............................     $ 31,772      $ 10,482      $ 57,898      $ 24,432
                                                                          ========      ========      ========      ========


Set forth below is a summary of selected information from our Consolidated Balance Sheet (amounts in thousands):



                                                                  June 30, 2004
                                                                  -------------
      Real estate investments, at cost.........................      $2,282,545
      Intangible assets, net of accumulated amortization.......         353,757
      Total assets.............................................       2,754,253
      Mortgage notes payable and warehouse credit facility.....       1,558,049
      Total liabilities........................................       1,755,125
      Total shareholders' equity...............................         933,629